Exhibit 99.1

Contact:  Dan McCarthy, 610-774-5758

PPL Corporation Director Resigns

ALLENTOWN, Pa. (Jan. 12, 2009) – PPL Corporation (NYSE: PPL) announced Monday (1/12) that Susan M. Stalnecker, a director of the company since 2001, is resigning due to schedule conflicts.
“We thank Susan for her outstanding service to the PPL board and we wish her continued success.  Susan’s extensive financial experience has been a real asset as we worked to expand PPL Corporation,” said James H. Miller, PPL chairman, president and chief executive officer.
Stalnecker, who is vice president and treasurer for E.I. du Pont de Nemours, Wilmington, Del., served on the finance and audit committees of the PPL board.
The resignation reduces the size of PPL’s board to ten, nine of whom are independent, outside members.  While there is not a timeline for a possible addition to the board, Miller said the board’s Compensation, Governance and Nominating Committee periodically searches for candidates who would bring new insights to the company and provide sound and prudent advice.
PPL Corporation, headquartered in Allentown, controls more than 11,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to about 4 million customers in Pennsylvania and the United Kingdom.

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